Exhibit 99.1

NEWS
COLUMBIA LABORATORIES REPORTS
FIRST QUARTER 2008 FINANCIAL RESULTS

Management will host Conference Call at 11:00 AM ET Today

LIVINGSTON, NJ— May 8, 2008—Columbia Laboratories, Inc. (Nasdaq: CBRX) today reported financial results for the three-month period ended March 31, 2008.  Highlights for, and subsequent to, the quarter include:

  Net revenues of $9.1 million, a 36% increase from $6.7 million in the first quarter of 2007;
  Completed enrollment in the Phase II clinical study of vaginal lidocaine to prevent and treat dysmenorrhea (a condition typified by painful menstruation);
  Presented data demonstrating PROCHIEVE® 8% (progesterone gel) reduced the rate of cervical shortening in women at risk for preterm birth at the Society for Maternal-Fetal Medicine’s 2008 Annual Meeting;
  Initiated the PREGNANT (PROCHIEVE Extending GestatioN A New Therapy) Study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy; and,
  Filed patent applications in the U.S. and around the world for use of progesterone to prevent or treat preterm birth in women with a short cervix.

“I am very pleased with our financial performance for the period,” stated Robert S. Mills, Columbia’s president and chief executive officer. “First quarter 2008 financial results reflect another strong quarter, our fifth consecutive quarter of revenue growth, and the highest-ever quarterly sales figure for the Company.

“We also advanced our R&D programs for vaginal lidocaine and the PREGNANT Study. In the latter study, nine of 19 participating study sites have Institutional Review Board (IRB) approvals and patient screening is underway at most of those sites. We maintain our previously stated timeline for this study and expect to report results in the first half of 2009. Our patent applications, if allowed, would strengthen our intellectual property position, providing patent protection until the year 2028 for PROCHIEVE 8% in women with a short cervix at mid-pregnancy.”

First Quarter Financial Results

Net revenues for the first quarter of 2008 were $9.1 million, compared to $6.7 million for the first quarter of 2007, an increase of 36%.

Net revenues from progesterone products increased 25% in the first quarter of 2008. Revenues were $5.9 million in the first quarter compared with $4.7 million in the first quarter of 2007. The increase primarily reflects increases in PROCHIEVE 8% and international CRINONE® 8% sales.  Net revenues from “other products” were $3.1 million in the first quarter of 2008 as compared with $2.0 million in the first quarter of 2007.  This 50% increase reflects higher sales of Replens®, RepHresh® and STRIANT® (testosterone buccal system).

Gross profit grew 32% from $4.6 million to $6.1 million. Gross profit margin decreased from 69% to 67% reflecting the impact from the increased sales in “other products” and international CRINONE® 8% which have a lower gross profit margin than CRINONE 8% in the U.S.

Total operating expenses were $8.5 million in the first quarter of 2008, a 32% increase compared to $6.5 million in the prior year period.

  Selling and distribution expenses were $3.3 million in the first quarter of 2008, a 72% increase from $1.9 million in the first quarter of 2007, primarily reflecting costs associated with the expansion of the sales force from 23 to 35 persons in the second half of 2007, market research to aid the Company in marketing CRINONE 8% in the U.S., and sponsorships of medical conventions.
  General and administrative costs increased 7% to $2.1 million in the first quarter of 2008 from $2.0 million a year ago.
  Research and development costs increased 37% to $1.8 million in the first quarter of 2008 from $1.4 million in the first quarter of 2007.  The increase was primarily related to costs of the PREGNANT Study and the continued development of lidocaine for women with dysmenorrhea.  The increase was offset by costs of the Phase III trial of PROCHIEVE® 8% to prevent recurrent preterm birth, which was completed in early 2007.
  In the first quarter of 2008 and 2007, the Company amortized $1.3 and $1.2 million, respectively, of the acquisition cost for the U.S. license rights to CRINONE 8% acquired from Merck Serono in December 2006.
  Other income and expense for the first quarter of 2008 was a net expense of $1.9 million versus $1.7 million (restated) in the first quarter of 2007.

As a result, the Company reported a net loss of $4.2 million, or $0.08 per basic and diluted share, for the first quarter of 2008 as compared to a net loss of $3.5 million (restated), or $0.07 per basic and diluted share (restated), for the first quarter of 2007.

As of March 31, 2008, Columbia had cash and cash equivalents of $13.1 million. This compares to cash and cash equivalents of $17.2 million at December 31, 2007, and reflects the February 29, 2008 final payment of $3.6 million to PharmaBio Development, Inc. under a 2002 financing agreement.

Quarterly Conference Call
As previously announced, Columbia Laboratories will hold a conference call to discuss financial results of the first quarter ended March 31, 2008, as follows:

Date:	Thursday, May 8, 2008
Time:	11:00 AM ET
Dial-in numbers:	(877) 440-5785 (U.S./Canada) or (719) 325-4902
Live webcast:	www.cbrxir.com, under "Events"

The teleconference replay will be available two hours after completion through Thursday, May 15, 2008 at (888) 203-1112 (U.S. only) or (719) 457-0820. The replay passcode is 7317428.  The archived webcast will be available for one year on the Company’s investor website, www.cbrxir.com, under "Events."

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.  Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency.  The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men.  The Company’s partners market CRINONE® 8%, STRIANT®, and three other products to additional U.S. and foreign markets.  The Company’s research and development programs include the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy and a vaginal lidocaine product to prevent and treat dysmenorrhea. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words “will,” “plan,” “expect,” “estimate,” “should,” and similar expressions.  Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8% (progesterone gel), and STRIANT® (testosterone buccal system) in the U.S.; the timely and successful development of new products, including vaginal lidocaine to prevent and treat dysmenorrhea, and new indications for current products, including PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of clinical studies, including the clinical studies of our vaginal lidocaine product candidate and the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

PROCHIEVE®, CRINONE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.
Replens® and RepHresh® are registered trademarks of Lil’ Drug Store Products, Inc.

Contact:
James A. Meer, Senior Vice President, CFO & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860

Melody A. Carey, Co-President
Rx Communications Group, LLC
(917) 322-2571

Financial Tables Follow

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2008	2007 (Restated)

NET REVENUES	$9,068,728	$6,684,620
COST OF REVENUES	2,960,097	2,072,187
Gross Profit	6,108,631	4,612,433

OPERATING EXPENSES:
Selling and distribution	3,259,566	1,897.282
General and administrative	2.119,911	1,984,525
Research and development	1,846,607	1,350,901
Amortization of license right	1,261,182	1,222,221
Total operating expenses	8,487,266	6,454,929
Loss from operations	(2,378,635)	(1,842,496)

OTHER INCOME (EXPENSE):
Interest income	136,321	263,556
Interest expense	(1,919,086)	(1,934,554)
Other, net	(87,395)	(22,482)
Total other (expense)	(1,870,160)	(1,693,480)
Net loss	$(4,248,795)	$(3,535,976)

NET LOSS PER COMMON SHARE:	$(0.08)	$(0.07)
(Basic and diluted)
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:	51,964,036	50,081,448
(Basic and diluted)

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31 2007
	(unaudited)
ASSETS
Current assets-
Cash and cash equivalents	$13,132,875	$17,221,811
Accounts receivable, net	2,600,884	3,810,993
Inventories	3,371,034	3,047,129
Prepaid expenses and other current assets	1,053,579	1,287,300
Total Current Assts	20,158,372	25,367,233
Property and equipment, net	716,143	651,967
Intangible assets, net	27,598,606	28,859,788
Other assets	1,651,165	1,710,289
TOTAL ASSETS	$50,124,286	$56,589,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities-
Current portion of financing agreements	$164,630	$3,786,538
Accounts payable	2,520,370	2,215,942
Accrued expenses	4,888,681	4,903,881
Total current liabilities	7,573,681	10,906,361
Notes payable – long term note	28,140,314	27,536,178
Deferred revenue	3,401,440	3,580,880
Long-term portion of financing agreements	11,834,099	11,425,601
TOTAL LIABILITIES	50,949,534	53,449,020
Contingent redeemable Series C Convertible Preferred Stock 1,125 shares issued and outstanding in 2007	1,125,000	1,125,000

Stockholders’ equity - (Deficiency)
Preferred stock, $0.01 par value; 1,000,000 shares authorized:
Series B Convertible Preferred Stock, 130 shares issued and outstanding at March 31, 2008 and December 31, 2007	1	1
Series E Convertible Preferred Stock, 59,000 and 63,547 shares issued and outstanding at March 31,2008 and December 31, 2007 respectively.	590	635
Common stock, $0.01 par value; 100,000,000 shares authorized: 52,062,996 and 51,730,151 shares issued March 31, 2008 and December 31, 2007 respectively.	520,630	517,302
Capital in excess of par value	222,664,322	222,376,941

Less cost of 25,140 and 18,000 treasury shares at March 31, 2008 and December 31, 2007 respectively.	(71,309)	(54,030)
Accumulated deficit	(225,281,991)	(221,033,196)
Accumulated other comprehensive income	217,509	207,604
TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	(1,950,248)	2,015,257
TOTAL LIABILITIES AND SHAREHOLDERS EQUITY (DEFICIENCY)	$50,124,286	$56,589,277